Exhibit 99.1

August 5, 2009

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

·	Consolidated revenue of $148.8 million
·	Adjusted EBITDA of $51.2 million
·	Net income of $2.6 million or $0.05 per diluted share

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported second quarter 2009 revenues of $148.8 million, an increase of 4.5 percent over the second quarter of 2008. Second quarter 2009 earnings before interest, taxes, depreciation, amortization and adjusted for share-based compensation and non-cash contribution (adjusted EBITDA) totaled $51.2 million. Adjusted EBITDA increased $6.9 million or 15.7 percent from the second quarter of 2008.

GCI’s second quarter 2009 net income is $2.6 million or earnings per diluted share of $0.05 and compares to net income of $1.8 million, or earnings per diluted share of $0.03 for the same period of 2008.

Second quarter 2009 revenues increased $0.1 million over total revenues of $148.7 million in the first quarter of 2009. Adjusted EBTIDA increased $4.8 million, or 10.3 percent over adjusted EBITDA of $46.4 million also in the first quarter of 2009.

“GCI’s second quarter results mark yet another record high for revenues and EBITDA,” said GCI president Ron Duncan. “Led by an increase of 6,500 wireless subscribers our consumer group continued its strong growth. At the end of the second quarter the annual run rate of consumer revenue was up more than $35 million, or 14 percent, over the prior year.”

“During the quarter we completed our wireless conversion, on time, under budget and with the loss of only a few subscribers. With more than 112,000 wireless subscribers at the end of the quarter and the strength of new sales continuing, we’re well on our way to being the second largest wireless provider in Alaska.”

“During the quarter the Alaska economy experienced its first real impacts from the global recession. Jobs in Alaska, measured on a year-over-year basis, were down for the first time in May and June and we’re seeing slowing growth from our commercial customers. Price pressures in the market are also increasing. While we’re on plan at the halfway point in the year, our goal of $200 million in EBITDAS seems more challenging now than it did in January.”

“I continue to be very pleased with our overall results and the strong performance of our team in the fast paced and challenging environment. We continue to execute well on our established goals and are out performing our competition in all areas.”

Highlights
·	GCI added 7,500 consumer and commercial wireless subscribers in the second quarter of 2009. Wireless subscribers totaled 112,600 at the end of the quarter.

·	GCI completed the conversion of its GSM wireless customers early in the second quarter of 2009.

·
Consumer revenues totaled $73.4 million, an increase of 18.2 percent over the second quarter of 2008 and an increase of 3.8 percent over the first quarter of 2009. The year-over-year increases in revenues were in all product lines. Consumer revenues for the second quarter of 2009 include $2.4 million in Competitive Eligible Telecommunications Carrier (CETC) revenues attributable to prior quarters.

·
Consumer, network access, commercial and regulated operations access lines totaled 141,800 at the end of the second quarter of 2009, representing an estimated 34 percent share of the total access line market in Alaska.

·
GCI has provisioned 101,600 access lines representing 72 percent of its total access lines on its own facilities at the end of the second quarter of 2009, an increase of 400 lines over the first quarter of 2009 and an increase of 11,500 lines when compared to the end of the second quarter of the prior year. The company had provisioned 90,100 access lines on its own facilities at the end of the second quarter of 2008.

·
GCI had 105,300 consumer and commercial cable modem access customers at the end of the second quarter of 2009, an increase of 800 over the 104,500 cable modem customers at the end of the first quarter 2009. Average monthly revenue per cable modem totaled $42.19 for the second quarter of 2009 as compared to $37.77 in the prior year, an increase of 11.7 percent and is up 3.0 percent over $40.97 for the first quarter of 2009. The increase in average monthly revenues arises primarily from customers upgrading to plans with increased levels of service.

·	GCI had 151,700 basic video subscribers at the end of the second quarter of 2009, an increase of 3,700 over the second quarter of 2008 and an increase of 1,700 over the first quarter of 2009.

Consumer
Consumer revenues increased 18.2 percent to $73.4 million compared to $62.1 million in the second quarter of 2008 and increased 3.8 percent over the first quarter of 2009. The year-over-year increases in revenue were across all product lines. Consumer revenues for the second quarter of 2009 include $2.4 million in CETC revenues attributable to prior quarters.

Consumer voice revenues were up 7.2 percent over the prior year and down 6.7 percent from the first quarter of 2009. The year-over-year increase in voice revenues in the second quarter is primarily due to the increase in customers purchasing voice services in existing and newly served markets. The sequential decline is due to an accrual of CETC revenues in the first quarter that were attributable to prior quarters. Consumer local access lines in service for the second quarter were up 3,000 lines over the second quarter of 2008. Access lines in the second quarter decreased by 200 compared to the first quarter of 2009.

GCI serves 70,300 consumer access lines on its own facilities, an increase of 400 lines over the first quarter of 2009. More than 86 percent of consumer access lines are completely provisioned on GCI owned facilities.

Consumer video revenues increased 5.7 percent over the prior year and decreased 0.9 percent from the first quarter of 2009. The increase in year-over-year revenue is due in part to an increase in subscribers purchasing higher tier services including high definition or digital service and renting high definition/digital video recorders. Consumer video subscribers totaled 129,700 at the end of the second quarter of 2009.

Consumer data revenues increased 17.1 percent over the prior year and 3.4 percent over the first quarter of 2009. The increase in consumer data revenues is due to an increase in cable modem customers and an increase in average monthly revenue per modem subscriber. The increase in average monthly revenues arises in part from customers upgrading to plans with increased levels of service. GCI added 3,900 consumer cable modem customers over the prior year and cable modem customer counts increased by 600 on a sequential basis over the first quarter of 2009.

Consumer wireless revenues increased to $21.1 million, an increase of 51.4 percent over the second quarter of 2008. The increase in wireless revenues is primarily due to an increase in wireless subscribers. Wireless revenues for the second quarter of 2009 include $2.4 million in CETC revenues attributable to prior quarters. Consumer has added more than 27,100 wireless lines in service from the end of the second quarter a year ago, an increase of 34.6 percent. Consumer added 6,500 wireless customers as compared to the end of the first quarter of 2009.

Network Access
Network access revenues decreased 25.7 percent to $31.1 million as compared to $41.9 million in the second quarter of 2008 and decreased 6.3 percent from the first quarter of 2009. The decrease in revenues from the prior year is primarily attributed to the expected migration of AT&T Mobility traffic from the company’s network.

Voice revenues, as expected, decreased 42.1 percent from the prior year and 6.2 percent from the first quarter of 2009. The decrease in voice revenues and corresponding minutes as compared to the prior year is primarily due to the migration of AT&T Mobility traffic. Minutes for the second quarter of 2009 increased 7.6 percent from the first quarter of 2009.

Data revenues for the second quarter of 2009 were down 10.7 percent compared to the second quarter 2008 and decreased 10.5 percent from the first quarter of 2009. The decrease in data revenues is primarily attributable to a customer’s conversion from leased to purchased capacity on GCI’s fiber systems. The fiber purchase occurred in the prior year.

Wireless revenues, primarily related to roaming traffic, increased $0.9 million over the prior year and increased $0.7 million sequentially.

Commercial
Commercial revenues decreased $0.5 million to $26.9 million as compared to $27.4 million in the second quarter of 2008 and decreased $1.1 million from $28.0 million in the first quarter of 2009. Commercial revenues decreased primarily in the data category. On a year-over-year basis, increased commercial data services revenues more than offset a $1.1 million decrease in time and materials revenues. On a sequential basis almost all of the decrease is attributable to decreased time and materials revenues.

Voice revenues increased 5.8 percent over the prior year. Long distance minutes decreased 3.4 percent from the prior year and 1.3 percent from the first quarter of 2009. GCI increased commercial local access lines by 1,900 over the second quarter of 2008 and 400 when compared to the first quarter of 2009.

Commercial video revenues were relatively steady on a year-over-year basis and on a sequential basis.

Commercial data service revenues totaled $15.4 million in the second quarter of 2009, down $1.1 million from the second quarter of 2008 and down $1.0 million from the first quarter of 2009. The entire decrease is attributable to reduced time and materials revenues. Time and materials revenues are down primarily due to decreased activity in the state’s oil sector.

Wireless revenues totaled $1.6 million for the second quarter, an increase of 10.4 percent over the prior year and an increase of 9.5 percent over the first quarter of 2009. GCI had 8,900 commercial wireless subscribers at the end of the second quarter, an increase of 1,000 subscribers over the first quarter of 2009.

Managed Broadband
     Managed broadband revenues totaled $11.0 million in the second quarter of 2009, an increase of 20.4 percent over $9.1 million in the second quarter of 2008. Revenue for the second quarter was up 3.7 percent over the $10.6 million reported in the first quarter of 2009. A significant portion of the increased revenues on a year-over-year basis are a result of the acquisition of Unicom in the prior year.

Regulated Operations
Regulated operations revenues totaled $6.4 million and adjusted EBITDA totaled $2.3 million for the second quarter of 2009. Regulated operations has 11,600 local access lines at the end of the second quarter of 2009, a decrease of 300 access lines from the first quarter of 2009. As GCI rolls out more statewide wireless coverage further access line decreases are expected due to wireless substitution.

Other Items
During the second quarter of 2009 GCI’s capital expenditures totaled $29.7 million as compared to $24.4 million in the first quarter of 2009.

GCI will hold a conference call to discuss the quarter’s results on Thursday, August 6, 2009 beginning at 2 p.m. (Eastern). To access the briefing on August 6, dial 800-779-1163 (International callers should dial 1-630-395-0230) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-333-1859, access code 7461 (International callers should dial 402-220-0205.)

GCI is the largest telecommunications company in Alaska. The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which connects not only Anchorage but also Fairbanks, and Juneau/Southeast to the lower 48 states with a diversely routed, protected fiber network. The company’s satellite network provides communications services to small towns and villages throughout rural Alaska. GCI is in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	(Unaudited)
	June 30,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$27,431	29,904

Receivables	120,128	113,136
Less allowance for doubtful receivables	4,261	2,582
Net receivables	115,867	110,554

Inventories	8,688	7,085
Deferred income taxes	7,034	7,843
Prepaid expenses	6,228	5,960
Investment securities	883	1,563
Other current assets	4,756	647
Total current assets	170,887	163,556

Property and equipment in service, net of depreciation	806,020	793,051
Construction in progress	36,746	54,098
Net property and equipment	842,766	847,149

Cable certificates	191,565	191,565
Goodwill	68,586	66,868
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	20,568	22,976
Deferred loan and senior notes costs, net of amortization	5,903	6,496
Other assets	21,633	10,724
Total other assets	334,222	324,596
Total assets	$1,347,875	1,335,301

(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

(Amounts in thousands)	(Unaudited)
	June 30,	December 31,
Liabilities and Stockholders' Equity	2009	2008

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$13,088	12,857
Accounts payable	32,371	40,497
Deferred revenue	21,866	22,095
Accrued payroll and payroll related obligations	19,911	22,632
Accrued liabilities	10,872	11,043
Accrued interest	9,616	10,224
Subscriber deposits	1,368	1,262
Total current liabilities	109,092	120,610

Long-term debt	724,200	708,406
Obligations under capital leases, excluding current maturities	91,698	94,029
Obligation under capital lease due to related party, excluding current maturity	1,872	1,868
Deferred income taxes	88,642	86,187
Long-term deferred revenue	50,785	49,998
Other liabilities	15,856	15,288
Total liabilities	1,082,145	1,076,386

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 49,976 and 50,062 shares at June 30, 2009 and December 31, 2008, respectively; outstanding 49,702 and 49,593 shares at June 30, 2009 and December 31, 2008, respectively	150,883	151,262

Class B. Authorized 10,000 shares; issued 3,192 and 3,203 shares at June 30, 2009 and December 31, 2008, respectively; outstanding 3,192 and 3,201 shares at June 30, 2009 and December 31, 2008, respectively; convertible on a share-per-share basis into Class A common stock	2,689	2,706

Less cost of 275 and 283 Class A and Class B common shares held in treasury at June 30, 2009 and December 31, 2008, respectively	(2,369)	(2,462)

Paid-in capital	30,474	27,233
Retained earnings	84,053	80,176
Total stockholders' equity	265,730	258,915

Total liabilities and stockholders' equity	$1,347,875	1,335,301

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands, except per share amounts)	2009	2008	2009	2008

Revenues	$148,796	142,461	297,485	277,135

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	47,348	52,448	95,205	103,759
Selling, general and administrative expenses	51,719	48,260	108,305	94,666
Depreciation and amortization expense	31,170	27,708	61,904	54,951
Operating income	18,559	14,045	32,071	23,759

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(13,273)	(11,778)	(25,920)	(20,686)
Interest income	11	402	19	483
Other expense, net	(13,262)	(11,376)	(25,901)	(20,203)

Income before income tax expense	5,297	2,669	6,170	3,556

Income tax expense	2,733	1,783	3,252	3,210

Net income	2,564	886	2,918	346

Net income attributable to the non-controlling interest	-	946	-	1,922

Net income attributable to General Communication, Inc.	$2,564	1,832	2,918	2,268

Basic net income per common share	$0.05	0.04	0.06	0.04
Diluted net income per common share	$0.05	0.03	0.05	0.04

Common shares used to calculate basic EPS	52,499	52,320	52,487	52,289

Common shares used to calculate diluted EPS	52,906	52,745	53,101	52,950

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2009						Second Quarter 2008
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$ 12,988	13,444	7,701	-	6,368	40,501	12,117	23,213	7,280	-	1,879	44,489
Video	27,132	-	2,221	-	-	29,353	25,668	-	2,149	-	-	27,817
Data	12,166	16,073	15,409	10,998	-	54,646	10,386	17,988	16,584	9,134	-	54,092
Wireless	21,113	1,603	1,580	-	-	24,296	13,942	690	1,431	-	-	16,063
Total	73,399	31,120	26,911	10,998	6,368	148,796	62,113	41,891	27,444	9,134	1,879	142,461

Cost of goods sold (exclusive of depreciation and amortization)	24,011	6,556	12,977	2,357	1,447	47,348	23,689	11,529	13,912	3,020	298	52,448

Contribution	49,388	24,564	13,934	8,641	4,921	101,448	38,424	30,362	13,532	6,114	1,581	90,013

Less SG&A	27,740	9,370	8,600	3,411	2,598	51,719	26,055	9,578	8,312	3,093	1,222	48,260
Non-controlling interest	-	-	-	-	-	-	416	371	159	-	-	946
EBITDA	21,648	15,194	5,334	5,230	2,323	49,729	12,785	21,155	5,379	3,021	359	42,699

Add share-based compensation	607	452	246	122	-	1,427	638	521	317	117	-	1,593
Add non-cash contribution	37	25	12	6	-	80	-	-	-	-	-	-
Adjusted EBITDA	$ 22,292	15,671	5,592	5,358	2,323	51,236	13,423	21,676	5,696	3,138	359	44,292

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2009						First Quarter 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$ 12,988	13,444	7,701	-	6,368	40,501	13,915	14,334	7,984	-	6,169	42,402
Video	27,132	-	2,221	-	-	29,353	27,370	-	2,050	-	-	29,420
Data	12,166	16,073	15,409	10,998	-	54,646	11,762	17,954	16,515	10,610	-	56,841
Wireless	21,113	1,603	1,580	-	-	24,296	17,672	911	1,443	-	-	20,026
Total	73,399	31,120	26,911	10,998	6,368	148,796	70,719	33,199	27,992	10,610	6,169	148,689

Cost of goods sold (exclusive of depreciation and amortization)	24,011	6,556	12,977	2,357	1,447	47,348	23,403	6,684	13,355	2,689	1,726	47,857

Contribution	49,388	24,564	13,934	8,641	4,921	101,448	47,316	26,515	14,637	7,921	4,443	100,832

Less SG&A	27,740	9,370	8,600	3,411	2,598	51,719	29,486	10,275	9,723	4,191	2,911	56,586
EBITDA	21,648	15,194	5,334	5,230	2,323	49,729	17,830	16,240	4,914	3,730	1,532	44,246

Add share-based compensation	607	452	246	122	-	1,427	765	553	326	158	-	1,802
Add non-cash contribution	37	25	12	6	-	80	183	126	61	30	-	400
Adjusted EBITDA	$ 22,292	15,671	5,592	5,358	2,323	51,236	18,778	16,919	5,301	3,918	1,532	46,448

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Six Months Ended June 30, 2009						Six Months Ended June 30, 2008
		Network		Managed	Regulated			Network		Managed Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband Operations		Totals
Revenues
Voice	$ 26,903	27,778	15,685	-	12,537	82,903	23,978	45,155	14,494	-	1,879	85,506
Video	54,502	-	4,271	-	-	58,773	51,315	-	3,969	-	-	55,284
Data	23,928	34,027	31,924	21,608	-	111,487	20,482	34,827	32,793	16,660	-	104,762
Wireless	38,785	2,514	3,023	-	-	44,322	27,721	1,083	2,779	-	-	31,583
Total	144,118	64,319	54,903	21,608	12,537	297,485	123,496	81,065	54,035	16,660	1,879	277,135

Cost of goods sold (exclusive of depreciation and amortization)	47,414	13,240	26,332	5,046	3,173	95,205	48,391	21,783	27,983	5,304	298	103,759

Contribution	96,704	51,079	28,571	16,562	9,364	202,280	75,105	59,282	26,052	11,356	1,581	173,376

Less SG&A	57,225	19,645	18,323	7,603	5,509	108,305	51,406	19,166	16,924	5,948	1,222	94,666
Non-controlling interest	-	-	-	-	-	-	844	754	324	-	-	1,922
EBITDA	39,479	31,434	10,248	8,959	3,855	93,975	24,543	40,870	9,452	5,408	359	80,632

Add share-based compensation	1,371	1,005	572	281	-	3,229	1,134	943	569	207	-	2,853
Add non-cash contribution	220	151	73	36	-	480	-	-	-	-	-	-
Adjusted EBITDA	$ 41,070	32,590	10,893	9,276	3,855	97,684	25,677	41,813	10,021	5,615	359	83,485

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				June 30, 2009		June 30, 2009
				as compared to		as compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2009	2008	2009	2008	2009	2008	2009
Consumer
Voice
Long-distance subscribers	88,600	89,800	88,700	(1,200)	(100)	-1.3%	-0.1%
Total local access lines in service	81,200	78,100	81,400	3,100	(200)	4.0%	-0.2%
Local access lines in service on GCI facilities	70,300	60,500	69,900	9,800	400	16.2%	0.6%

Video
Basic subscribers	129,700	130,300	130,000	(600)	(300)	-0.5%	-0.2%
Digital programming tier subscribers	76,200	68,200	76,100	8,000	100	11.7%	0.1%
HD/DVR converter boxes	74,400	56,900	72,100	17,500	2,300	30.8%	3.2%
Homes passed	230,400	226,900	229,700	3,500	700	1.5%	0.3%

Data
Cable modem subscribers	94,900	91,000	94,300	3,900	600	4.3%	0.6%

Wireless
Wireless lines in service	103,600	77,000	97,100	26,600	6,500	34.5%	6.7%

Network Access Services
Data:
Total ISP access lines in service	1,700	2,000	1,700	(300)	-	-15.0%	0.0%

Commercial
Voice:
Long-distance subscribers	9,600	10,400	9,700	(800)	(100)	-7.7%	-1.0%
Total local access lines in service	47,300	45,400	46,900	1,900	400	4.2%	0.9%
Local access lines in service on GCI facilities	18,400	16,600	18,000	1,800	400	10.8%	2.2%

Video
Hotels and mini-headend subscribers	20,300	15,700	18,300	4,600	2,000	29.3%	10.9%
Basic subscribers	1,700	2,000	1,700	(300)	-	-15.0%	0.0%
Total basic subscribers	22,000	17,700	20,000	4,300	2,000	24.3%	10.0%

Data
Cable modem subscribers	10,400	9,000	10,200	1,400	200	15.6%	2.0%

Wireless
Wireless lines in service	8,900	7,100	8,000	1,800	900	25.4%	11.3%

Regulated Operations
Voice:
Total local access lines in service	11,600	12,200	11,900	NA	NA	NA	NA

				June 30, 2009		June 30, 2009
	Three Months Ended			as Compared to		as Compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2009	2008	2009	2008	2009	2008	2009
Consumer
Voice
Long-distance minutes carried (in millions)	28.3	32.0	29.6	(3.7)	(1.3)	-11.6%	-4.4%

Video
Average monthly gross revenue per subscriber	$ 69.59	$ 65.86	$ 69.50	$ 3.73	$ 0.09	5.7%	0.1%

Wireless
Average monthly gross revenue per subscriber	$ 57.88	$ 57.39	$ 58.63	$ 0.49	$ (0.75)	0.9%	-1.3%

Network Access Services
Voice
Long-distance minutes carried (in millions)	215.6	326.2	200.4	(110.6)	15.2	-33.9%	7.6%

Commercial
Voice:
Long-distance minutes carried (in millions)	31.8	32.9	32.2	(1.1)	(0.4)	-3.3%	-1.2%

Total
Long-distance minutes carried (in millions)	275.7	391.1	262.2	(115.4)	13.5	-29.5%	5.1%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009
Net income attributable to General Communication, Inc.	$2.6	1.8	0.4
Net income attributable to the non-controlling interest	---	(0.9)	---
Net income	2.6	0.9	0.4
Income tax expense	2.7	1.8	0.5
Income before income tax expense	5.3	2.7	0.9

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	13.2	11.8	12.6
Interest income	---	(0.4)	---
Other expense, net	13.2	11.4	12.6

Operating income	18.5	14.1	13.5
Depreciation and amortization expense	31.2	27.7	30.7
Net income attributable to the non-controlling interest	---	0.9	---

EBITDA (Note 2)	49.7	42.7	44.2
Share-based compensation expense	1.4	1.6	1.8
Non-cash contribution adjustment	0.1	---	0.4
Adjusted EBITDA (Note 1)	$51.2	44.3	46.4

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Six Months Ended
	June 30, 2009	June 30, 2008
Net income attributable to General Communication, Inc.	$2.9	2.3
Net income attributable to the non-controlling interest	---	(1.9)
Net income	2.9	0.4
Income tax expense	3.3	3.2
Income before income tax expense	6.2	3.6

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	25.9	20.7
Interest income		(0.5)
Other expense, net	25.9	20.2

Operating income	32.1	23.8
Depreciation and amortization expense	61.9	54.9
Net income attributable to the non-controlling interest	---	1.9

EBITDA (Note 2)	94.0	80.6
Share-based compensation expense	3.2	2.9
Non-cash contribution adjustment	0.5	---
Adjusted EBITDA (Note 1)	$97.7	83.5

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.